Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE

BRIGHAM EXPLORATION ANNOUNCES DISCOVERIES, PROVIDES OPERATIONAL UPDATE AND ANNOUNCES TWO NEW VICKSBURG JOINT VENTURES

        Austin, TX - October 12, 2004 -- Brigham Exploration Company (NASDAQ:BEXP) today announced several high working interest discoveries, including a successful development well in the Hunton, and provided an operational update. The Company also announced two new joint ventures in its Vicksburg focus play.

ANADARKO BASIN HUNTON TREND

        Successful 93% Working Interest Mills Ranch Field Completion - Brigham successfully completed its Mills Ranch #1-99S to sales from the Hunton Chimney Hill and deeper intervals on October 8th, at a commingled rate of approximately 8.0 Mmcf of natural gas and 120 barrels of oil (8.7 Mmcfe) per day, or 5.5 Mmcfe per day net to Brigham’s 63% revenue interest. The Mills Ranch #1-99S was drilled to a depth of approximately 23,500 feet and tested an eastern offset location on a large structure that has produced approximately 21 Bcfe from three currently producing Hunton wells. Brigham also encountered pay deeper in the section, which was production tested at a rate of approximately 1.3 Mmcf of natural gas per day and is currently commingled into the production stream. Brigham elected to complete the well prior to drilling the deeper Arbuckle section. In addition to its development activity on the western end of the structure (discussed below), the Company expects to drill at least one additional well on the eastern end of the structure offsetting this producer. This offset location would likely be drilled in 2005, and will probably target both the Hunton and the deeper Arbuckle objectives.

        Commencement of 100% Working Interest Mills Ranch Field Development Well - Brigham is currently commencing the drilling of the Mills Ranch #2-98, which will target various carbonate intervals between three currently producing wells (two Brigham wells and one previously drilled third party well) that have produced approximately 21 Bcfe from the Hunton formation. Brigham plans to drill this well to a depth of approximately 25,200 feet in order to test the reserve potential in various deeper intervals, including the Arbuckle, with results expected late in the second quarter of 2005.

        Bud Brigham, the Company’s Chairman, CEO and President, stated, “Due to the sidetrack operation, the Mills Ranch #1-99S came on later than anticipated, although it appears to have been well worth the wait. Like our two prior wells in this field, we expect this well to provide long life production. Given our continued success in this field, we are very excited to have commenced the next development well with a 100% working interest. Although we were unable to test the Arbuckle with our Mills Ranch #1-99S, we are optimistic that we can test the deeper section with this newest well.”

ANADARKO BASIN SPRINGER TREND

        Springer Bar Field Activity - Brigham retained a 32% working interest in the Steve #1, which recently commenced production from the Britt formation at a rate of approximately 2.0 Mmcfe per day, or 0.5 Mmcfe per day net to Brigham’s 26% revenue interest. The Company expects the Britt producing interval to be fracture stimulated and commingled with the deeper Boatwright pay interval within the next several weeks.

        Springer Channel Discoveries - In Blaine County, Oklahoma, Brigham is currently completing the Dobbins 2 #1 with a 100% working interest. The Dobbins 2 #1 was drilled to a depth of approximately 10,800 feet and encountered approximately 20 feet of apparent net pay in the Springer and Chester Formations. Completion results are expected in the next several weeks.

        Also in Blaine County, Oklahoma, Brigham participated in the drilling and completion of the Wolsey #1 with a 29% working interest. The Wolsey #1 commenced production at a rate of approximately 1.0 Mmcfe per day. Brigham also

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participated with a 25% working interest in the Wolfe #1, an apparently successful up dip offset to the Wolsey #1. The Wolfe #1 encountered approximately 40 feet of apparent net pay in the Springer, with completion to sales expected within the next several weeks. In the same area, Brigham is participating in the completion of the Maddux #1 with a 49% working interest. The Maddux #1 is a dewatering well, with completion operations currently underway.

        The Company participated in three additional lower working interest tests in this trend, the Moseley #1, the Pinkerton #1-22 and the Loosen #1. Brigham retained working interests of 12%, 13% and 17%, respectively, in these wells. Brigham elected not to participate in the completion of the Moseley #1, and the Loosen #1 was plugged as a dry hole. The Pinkerton #1-22 was production tested at a rate of 4.0 Mmcfed, though its production to sales will be limited to a rate of approximately 1.3 Mmcfe per day due to an allowable restriction.

ANADARKO BASIN GRANITE WASH TREND

        Hemphill County, Texas Granite Wash Discovery - Brigham is currently completing the Hobart Ranch 19-1, which encountered approximately 100 feet of apparent net pay in various Granite Wash intervals. Brigham operates the Hobart Ranch 19-1 with a 49% working interest. Following the Hobart Ranch 19-1, Brigham commenced the Patrick 22-2 with a 98% working interest. Subsequent to drilling the Patrick 22-2, Brigham plans to commence the Hobart 60-1 with a 95% working interest. With continued drilling success, up to 90 potential development locations could be drilled to develop Brigham’s contiguous block of approximately 3,958 gross and 2,100 net acres in the area.

ONSHORE GULF COAST VICKSBURG TREND

        New Triple Crown North Joint Venture and Commencement of Initial Well - Brigham and its major integrated oil company participant have signed a new joint venture agreement covering approximately 780 acres in its Triple Crown North Field area. As part of the joint venture, Brigham will operate the drilling and completion of all wells drilled, with the participant having the option to take over operations subsequent to completion to sales. In addition, Brigham’s working interest has increased from 34% to 57.5% in all wells drilled under the new joint venture. Brigham will pay 100% of the cost to drill the first well to casing point, for its 57.5% working interest after casing point. All subsequent wells drilled under the joint venture will be on a “heads up” basis, with Brigham paying 57.5% before and after casing point.

        In late September Brigham commenced the initial well for the Triple Crown North joint venture, the Sullivan C #30. Brigham successfully set intermediate casing at a depth of approximately 10,450 feet, and is currently drilling at a depth of approximately 12,000 feet, with encouraging drilling shows to date in the uppermost Vicksburg section. The Sullivan C #30 offsets Upper Vicksburg production in the previously drilled Dawson #1 and Sullivan #F-31 wells, which commenced production from Upper Vicksburg intervals at initial rates of 3.5 Mmcfe and 9.0 Mmcfe per day, respectively.

        Brigham also expects the Sullivan C #30 to test various Lower Vicksburg intervals that were encountered in the previously drilled Dawson #1. The Dawson #1, which was the only other well in the Triple Crown area to have tested the Lower Vicksburg intervals, encountered several intervals that were individually production tested at rates ranging up to 3.9 Mmcfe per day. Due to operational problems, only the uppermost Upper Vicksburg interval encountered in the Dawson #1 was completed to sales. Based on Brigham’s 3-D seismic and subsurface interpretation it expects to encounter the potential Lower Vicksburg pay horizons approximately 100 feet high to the same intervals encountered in the Dawson #1. Results for the C #30 are expected by November.

        New Archangel Exploration Joint Venture - Brigham and its major integrated oil company participant have entered into a new joint venture agreement creating an area of mutual interest covering approximately 3,500 acres over Brigham’s Archangel prospect. Archangel is a high risk and high reserve potential, seismically defined exploration test in the same general area as Brigham’s Triple Crown, Floyd, Floyd South and Home Run Fields. The Company estimates the unrisked gross reserve potential at approximately 125 Bcfe. Brigham will operate the drilling and completion of all wells drilled under the joint venture, with its participant having the option to take over operations subsequent to completion to sales. Brigham will pay 100% of the costs to casing point in the initial well to earn a 55% interest in approximately 1,000 net leasehold acres. Completion costs for the initial well, and all subsequent drilling and completion costs, will be on a “heads up” basis, with Brigham paying 55% of such costs. Brigham plans to commence the first well in the new Archangel joint venture in early November, with results expected prior to year-end.

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        Bud Brigham stated, “Given the field discoveries we’ve had to date in the Vicksburg and the fact that we’ve completed 21 wells in 22 recent attempts in the play, we are very excited about our new joint ventures. Importantly, we operate all of the drilling for these projects, and they both expose our shareholders to substantial reserve potential. These new joint ventures again demonstrate our ability to expand our acreage and increase our equity position in this very core play for the company.”

ONSHORE GULF COAST FRIO TREND

        High Working Interest Frio Bright Spot Discovery - In Brazoria County, Brigham operated the successful drilling and completion of the Geissen #1 with an 87.5% working interest. The Geissen #1 was completed to sales at a depth of approximately 13,230 feet at an initial rate of approximately 3.5 Mmcfe per day, or 2.6 Mmcfe per day net to Brigham’s 75% revenue interest.

        Providence Field Development Well - The Carrizo (Nasdaq: CRZO) operated Pauline Huebner #4, Brigham’s sixth Providence Field well, is currently being completed. The well encountered approximately 9 feet of apparent net pay in the Lower Frio formation, relative to an average of approximately 28 feet of pay for the five prior Providence Field wells. Brigham has a 34% working interest in the Huebner #4, which should be production tested to sales within the next several weeks.

        In Brooks County, Brigham’s Sullivan E #2 was drilled to a total depth of 8,650 feet and was subsequently plugged as a dry hole. Brigham operated the Sullivan E#2 with a 100% working interest. In Calhoun County, Brigham’s attempts to complete various shallower intervals in the Sartwelle #2 were unsuccessful. Brigham retained a 75% working interest in the Sartwelle #2, which was drilled to a total depth of 9,175 feet.

        High Reserve Potential Deep Frio Exploration Test - Brigham is preparing to commence operations for the Sartwelle #3 with a 75% working interest. The Sartwelle #3 is a deep directional Frio well that will be drilled to a total depth of 14,350 feet targeting several prospective Frio intervals. Brigham believes the unrisked gross reserve potential for this prospect is over 100 Bcfe. Results are expected prior to year-end.

        Bud Brigham stated, “We’ve been looking forward for quite some time to the commencement of the Sartwelle #3. It is one of three very exciting high reserve potential tests that should reach total depth by year-end. The other two are in the Vicksburg, at Triple Crown North and Archangel.”

        New Frio 3-D Projects - Brigham has commenced the acquisition of the first of two proprietary, high working interest 3-D shoots in its Frio focus play, totaling approximately 230 square miles. The Company plans to retain a 75% working interest in these 3-D projects where Brigham has assembled a substantial land position, including more than 36,000 acres under option or lease. Brigham believes that these projects provide excellent potential for significant reserve discoveries, particularly in the deeper Lower Frio section.

WEST TEXAS HORSESHOE ATOLL TREND

        Canyon Reef Discovery - Brigham successfully drilled and completed the Vieques #1 with an 89% working interest. The Vieques #1 encountered approximately 26 feet of apparent net pay within a 76 foot gross Canyon Reef interval, and approximately 4 feet of apparent net pay in a deeper Strawn interval. The Vieques #1 was production tested in the Strawn at approximately 100 barrels of oil per day. Completion facilities are currently being installed, and the Company expects the Strawn interval to produce between 100 and 150 barrels of oil per day. Subsequent to producing the Strawn, Brigham plans to recomplete the well in the apparently higher quality Canyon Reef pay. In the same area, Brigham is currently drilling the Yale #1 at a depth of approximately 8,200 feet. The Yale #1 is targeting the Canyon Reef at a depth of approximately 8,800 feet. Brigham retains a 100% working interest in the Yale #1, with results expected later this month.

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2004 OPERATIONAL STATISTICS

        Brigham has spud forty-five wells thus far in 2004, retaining an average working interest of approximately 47%. Thirty-seven of these wells have been or are currently being completed, three have been plugged and five are currently drilling. Brigham’s gross and net completion rates thus far in 2004 are 93% and 88%, respectively. Brigham currently plans to commence drilling operations on approximately fifteen additional wells during the fourth quarter.

        Bud Brigham, stated, “Despite the fact that our drilling program started off slowly during the first half of the year, we expect our first nine months of production to be up roughly 15% relative to the same period in 2003. During the third quarter we began experiencing more operational delays, particularly in stimulating and completing wells, which reduced the impact some of our wells had on third quarter production volumes. Partly as a consequence, our recent high working interest completions did not materially impact our third quarter, thus we currently expect third quarter production to be roughly flat relative to second quarter production. However, these completions have provided us with a running start in the fourth quarter. Given our very active drilling program currently underway, particularly our high potential exploration projects, we are very excited about the results we expect to generate during the remainder of 2004.”

About Brigham Exploration

        Brigham Exploration Company is a leading independent exploration and production company that applies 3-D seismic imaging and other advanced technologies to systematically explore and develop onshore domestic natural gas and oil provinces. For more information about Brigham Exploration, please visit our website at www.bexp3d.com or contact Investor Relations at 512-427-3444.

Forward Looking Statement Disclosure

        Except for the historical information contained herein, the matters discussed in this news release are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon current expectations. Important factors that could cause actual results to differ materially from those in the forward looking statements include risks inherent in exploratory drilling activities, the timing and extent of changes in commodity prices, unforeseen engineering and mechanical or technological difficulties in drilling wells, availability of drilling rigs, land issues, federal and state regulatory developments and other risks more fully described in the company’s filings with the Securities and Exchange Commission. All forward looking statements contained in this release, including any forecasts and estimates, are based on management’s outlook only as of the date of this release, and we undertake no obligation to update or revise these forward looking statements, whether as a result of subsequent developments or otherwise.

Contact:	John Turner, Manager of Finance & Investor Relations (512) 427-3300

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